Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-165166) and related Prospectus of Wintrust Financial Corporation for the registration of Wintrust Financial Corporation debt securities, common shares, preferred shares, depository shares, warrants, stock purchase contracts, stock purchase units, trust preferred securities, junior subordinated debentures, guarantee of trust preferred securities and hybrid securities combining elements of the foregoing and to the incorporation by reference therein of our reports dated March 1, 2010, with respect to the consolidated financial statements of Wintrust Financial Corporation, and the effectiveness of internal control over financial reporting of Wintrust Financial Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
December 6, 2010